Progyny, Inc. Announces First Quarter 2026 Results
Reports Record First Quarter Revenue of $328.5 Million
Early Selling Season Activity Reflects Robust Demand for Women's Health and Family Building Solutions
Returned Value to Shareholders Through Repurchase of 8.8 Million Shares to Date Since November

NEW YORK, May 7, 2026 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a global leader in women's health and family building solutions, today announced its financial results for the three-month period ended March 31, 2026 (“the first quarter of 2026”), as compared to the three-month period ended March 31, 2025 (“the first quarter of 2025” or “the prior year period”).

“We're pleased with the strong start to the year, as member engagement trended to the higher end of our expectations, reflecting that people are pursuing the services they need in order to address their family building and overall health and well-being goals,” said Pete Anevski, Chief Executive Officer of Progyny.

“The CDC recently reported that, while overall birth rates in the US continued to decline in 2025 - extending a trend that began nearly two decades ago - the only age cohorts to increase were women 30 and over. Women over 30 have been accounting for more than half of all births since 2021, and now comprise their highest proportion of total births ever,” continued Anevski. “These macro shifts reflect how society has increasingly deferred family building to later in life, when natural conception becomes more difficult for many, thereby increasing the demand for fertility benefits solutions that can cost-effectively address this fundamental need.

“For more than a decade, Progyny has been meeting this need with our solutions, which are proven to drive favorable clinical outcomes and overall cost containment for both the employer and the patient. This is just one reason why our programs continue to be a priority for all types of companies. Our current selling season is in its early stages and we're off to a good start. Activity is healthy, overall pipeline and the early build of new pipeline is substantially favorable versus a year ago, and early commitments are pacing ahead of this time last year, all of which positions us well for this selling season.”

“This quarter's results reflect topline growth, increased gross margin, and a high conversion of Adjusted EBITDA to operating cash flow. During the quarter, we also continued to make our planned investments to further enhance both our platform and the member experience,” said Mark Livingston, Chief Financial Officer of Progyny. “Additionally, through the share repurchase program that began in November, we returned value to our investors by repurchasing 8.8 million shares.”

First Quarter 2026 Highlights:

(unaudited; in thousands, except per share amounts)	1Q 2026	1Q 2025
Revenue	$328,504	$324,038

Gross Profit	$83,071	$75,795
Gross Margin	25.3%	23.4%
Net Income	$24,232	$15,059

Net Income per Diluted Share[1]	$0.29	$0.17

Adjusted Earnings per Diluted Share[2]	$0.50	$0.48

Adjusted EBITDA[2]	$56,583	$57,790
Adjusted EBITDA Margin[2]	17.2%	17.8%

1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, and shares issuable under the employee stock purchase plan.
2.Adjusted Earnings per Diluted Share, Adjusted EBITDA, and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted Earnings per Diluted Share to earnings per share, and Adjusted EBITDA to net income, the most directly comparable financial measures stated in accordance with GAAP for each of the periods presented. We calculate Adjusted Earnings per Diluted Share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the impact of taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
Revenue was $328.5 million, a 1.4% increase as compared to the $324.0 million reported in the first quarter of 2025, as the increase in our number of clients and covered lives was largely offset by the impact of the previously disclosed large client who did not renew its services for 2025, though it provided for an extended transition period over the first half of 2025 for members meeting certain criteria. There was no contribution from this client in the first quarter of 2026, and excluding the $31.3 million of revenue from this client in the prior year period, revenue increased 12.2%.
•Fertility benefit services revenue was $209.4 million, a 1.5% increase from the $206.4 million reported in the first quarter of 2025.
•Pharmacy benefit services revenue was $119.1 million, a 1.3% increase as compared to the $117.6 million reported in the first quarter of 2025.

Gross profit was $83.1 million, an increase of 10% from the $75.8 million reported in the first quarter of 2025, reflecting ongoing efficiencies realized in the delivery of our care management services as well as a decrease in stock based compensation expense. Gross margin was 25.3%, as compared to 23.4% reported in the prior year.

Net income was $24.2 million, or $0.29 income per diluted share, as compared to the $15.1 million, or $0.17 income per diluted share, reported in the first quarter of 2025. The higher net income was due primarily to the higher operating profit and lower stock based compensation expense, which was partially offset by lower interest and other income, net, as well as a higher provision for income taxes.

Adjusted EBITDA was $56.6 million, a decrease of 2.1% as compared to the $57.8 million reported in the first quarter of 2025, as the higher gross profit was more than offset by planned investments to expand the features and functionality of our platform. Adjusted EBITDA margin was 17.2% as compared to the 17.8% Adjusted EBITDA margin in the first quarter of 2025. Refer to Annex A for a reconciliation of Adjusted EBITDA to net income.

Cash Flow
Net cash provided by operating activities in the first quarter of 2026 was $45.9 million, as compared to $49.8 million provided by operating activities in the prior year period. Cash flow reflects the timing impact of certain working capital items in both periods as well as the customary build in accounts receivable in the first quarter of the year as we establish the payment flows for our newest clients.

Balance Sheet and Financial Position
As of March 31, 2026, the Company had total working capital of approximately $265.8 million and no debt. This included cash and cash equivalents and marketable securities of $225.1 million, a decrease of $85.0 million from the balances as of December 31, 2025 due principally to share repurchase activity during the quarter. The Company's $200 million revolving credit facility remains undrawn, and the Company has no planned use for the facility at this time.

Share Repurchase Activity
During the first quarter of 2026, the Company purchased more than 5.5 million shares of its common stock for a total cost of $116.4 million through its November 2025 share repurchase program, which provided for a total authorization of up to $200 million. The Company purchased a cumulative 8.8 million shares of its common stock under the program, and as of March 31, 2026, the program was completed and no amounts remained available for repurchase.

The Company's Board is currently evaluating potential options for a new share repurchase program. We anticipate a decision around the end of May, and the Company expects to make an announcement at that time.

Key Metrics
The Company had 595 fertility and family building clients as of March 31, 2026, as compared to 532 clients as of March 31, 2025.

	Three Months Ended March 31,
	2026	2025
Assisted Reproductive Treatment (ART) Cycles(*)	15,647	16,160
Utilization - All Members(**)	0.56%	0.54%
Utilization - Female Only(**)	0.48%	0.46%
Average Members(***)	7,185,000	6,695,000
* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing. Includes ART cycles performed in the first half of 2025 under the extended transition of care agreement with the large client who did not renew its service agreement.
** Represents the member utilization rate for all fertility and family building services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods. Utilization for 2025 excludes activity under the extended transition of care agreement that ended June 30, 2025 with the large client who did not renew its service agreement, as only members meeting certain criteria were eligible to use the benefit.
***Includes approximately 300,000 members from a single client who are not reflected in utilization as a result of the client's chosen benefit design. 2025 excludes the limited number of members who were eligible to use the benefit under the extended transition of care agreement that ended June 30, 2025 with the large client who did not renew its service agreement.

Financial Outlook
The majority of the clients that were added in the most recent selling season went live in the first quarter of 2026, with a handful of additional clients expected to launch their benefit in the second quarter. Once all new clients are live in 2026, the Company continues to anticipate having over 600 clients, representing approximately 7.2 million covered lives.

As the second quarter begins, member engagement is pacing consistent with the typical seasonal patterns following the start of the year. Given the variability in member engagement experienced in prior periods, as well as the potential for any impact from ongoing macroeconomic uncertainty, the guidance issued today reflects a range of member engagement. The ranges also reflect the impact of the Company's previously announced investments in member experience.

The Company is providing the following financial guidance for both the three-month and full year periods ending June 30, 2026.

•Full Year 2026 Outlook:
oRevenue is now projected to be $1.365 billion to $1.405 billion, reflecting growth of 5.9% to 9.0%; excluding the $48.5 million of revenue in 2025 from the large client who was under a transition agreement in the first half of 2025, revenue is expected to increase by 10.1% to 13.3%
oNet income is projected to be $103.7 million to $112.3 million, or $1.23 to $1.34 per diluted share, on the basis of approximately 84 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $232.0 million to $244.0 million
oAdjusted earnings per diluted share1 is projected to be $1.98 to $2.09

•Second Quarter of 2026 Outlook:
oRevenue is projected to be $342.0 million to $355.0 million, reflecting growth of 2.7% to 6.6%; excluding the $17.2 million of revenue in 2025 from the large client who was under a transition agreement in the first half of 2025, revenue is expected to increase by 8.3% to 12.4%
oNet income is projected to be $25.8 million to $28.7 million, or $0.31 to $0.35 per diluted share, on the basis of approximately 83 million assumed weighted-average fully diluted-shares outstanding

oAdjusted EBITDA1 is projected to be $58.0 million to $62.0 million
oAdjusted earnings per diluted share1 is projected to be $0.50 to $0.53

1.Adjusted EBITDA and Adjusted earnings per diluted share are financial measures that are not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income and Adjusted net income to net income, the most directly comparable financial measures stated in accordance with GAAP, for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, May 7, 2026, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until May 14, 2026 at 5:00 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a global leader in women's health and family building solutions, trusted by the nation's leading employers, health plans and benefit purchasers. We envision a world where everyone can realize their dreams of family and ideal health. Our outcomes prove that comprehensive, inclusive and intentionally designed solutions simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with concierge support, coaching, education, and digital tools; provides access to a premier network of fertility and women's health specialists who use the latest science and technologies; drives optimal clinical outcomes; and reduces healthcare costs.

Headquartered in New York City, Progyny has been recognized for its leadership and growth as a TIME100 Most Influential Company, CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Forbes' Best Employers, Financial Times Fastest Growing Companies, INC. 5000, INC. Power Partners and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the second quarter and full year 2026, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2026; our expected utilization rates and mix; the demand for our solutions; our expectations for our selling season for 2027 launches; our positioning to successfully manage economic uncertainty on our business; the timing of client decisions; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “contemplate,” “continues, ” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “predict,” “potential,” “project,” “seeks,” “should,” “target,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability; unfavorable conditions in our industry or the United States economy; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the changing medical landscape, regulations, and client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; risks related to any litigation against us; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain our pharmacy distribution network if there is a disruption to our network or its associated supply chains; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to our business with government entities; our ability to protect our intellectual property rights; risks related to acquisitions, strategic investments, or partnerships; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting; and our ability to adapt and respond to the changing SEC or stakeholder expectations regarding environmental, social and governance practices. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent reports that we file with the SEC, which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provide meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including interest and other income, net; and (5) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted earnings per diluted share alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; interest and other income, net; and provision for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the associated impact of taxes. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Alexis Ford
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$131,607	$112,238
Marketable securities	93,504	197,858
Accounts receivable, net of $56,300 and $55,659 of allowances at March 31, 2026 and December 31, 2025, respectively	263,613	220,287
Prepaid expenses and other current assets	12,827	21,392
Total current assets	501,551	551,775
Property and equipment, net	35,709	29,927
Operating lease right-of-use assets	24,275	24,990
Goodwill	19,879	19,978
Intangible assets, net	5,971	6,216
Deferred tax assets, net	93,080	93,013
Other noncurrent assets	17,872	16,536
Total assets	$698,337	$742,435
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$157,826	$124,071
Accrued expenses and other current liabilities	77,916	78,320
Total current liabilities	235,742	202,391
Operating lease noncurrent liabilities	23,251	24,000
Total liabilities	258,993	226,391
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; at March 31, 2026 and December 31, 2025, respectively; 99,465,999 and 99,049,485 shares issued; 78,270,386 and 83,365,696 outstanding at March 31, 2026 and December 31, 2025, respectively	9	9
Additional paid-in capital	717,759	700,785
Treasury stock, at cost, $0.0001 par value; 21,811,593 and 16,299,769 shares at March 31, 2026 and December 31, 2025, respectively	(505,760)	(388,075)
Accumulated earnings	227,059	202,827
Accumulated other comprehensive income	277	498
Total stockholders’ equity	439,344	516,044
Total liabilities and stockholders’ equity	$698,337	$742,435

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue	$328,504	$324,038
Cost of services	245,433	248,243
Gross profit	83,071	75,795
Operating expenses:
Sales and marketing	16,884	17,786
General and administrative	30,808	33,839
Total operating expenses	47,692	51,625
Income from operations	35,379	24,170
Interest and other income, net	1,504	2,367
Income before income taxes	36,883	26,537
Provision for income taxes	12,651	11,478
Net income	$24,232	$15,059
Net income per share:
Basic	$0.30	$0.18
Diluted	$0.29	$0.17
Weighted-average shares used in computing net income per share:
Basic	80,920,993	85,499,153
Diluted	84,755,262	89,307,934

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2026	2025
OPERATING ACTIVITIES
Net income	$24,232	$15,059
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	10	11
Non-cash interest expense	279	—
Depreciation and amortization	1,483	1,108
Loss on disposal of property and equipment	52	79
Stock-based compensation expense	19,721	32,512
Bad debt expense	4,436	5,659
Net accretion of discounts on marketable securities	1,150	1,106
Changes in operating assets and liabilities:
Accounts receivable	(47,773)	(69,732)
Prepaid expenses and other current assets	9,601	(2,383)
Accounts payable	33,635	49,618
Accrued expenses and other current liabilities	1,530	17,509
Other noncurrent assets and liabilities	(2,407)	(738)
Net cash provided by operating activities	45,949	49,808

INVESTING ACTIVITIES
Purchase of property and equipment, net	(6,347)	(2,843)
Purchase of marketable securities	—	(145,809)
Sale of marketable securities	102,941	63,382
Acquisition of business, net of cash acquired	—	(9,340)
Net cash provided by (used in) investing activities	96,594	(94,610)

FINANCING ACTIVITIES
Repurchase of common stock	(118,607)	—
Proceeds from exercise of stock options	30	39
Payment of employee taxes related to equity awards	(4,844)	(3,583)
Proceeds from contributions to employee stock purchase plan	307	256
Net cash used in financing activities	(123,114)	(3,288)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(51)	15
Net increase (decrease) in cash, cash equivalents, and restricted cash	19,378	(48,075)
Cash, cash equivalents, and restricted cash, beginning of period	114,193	162,314
Cash, cash equivalents, and restricted cash, end of period	$133,571	$114,239

Cash and cash equivalents	$131,607	$109,239
Restricted cash included within current assets	1,039	—
Restricted cash included within noncurrent assets	925	5,000
Total cash, cash equivalents, and restricted cash	$133,571	$114,239

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$640	$400
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$812	$1,246

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
-(unaudited)
(in thousands, except share and per share amounts)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended
	March 31, 2026
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$245,433	$(6,270)	$239,163
Gross profit	$83,071	$6,270	$89,341
Sales and marketing	$16,884	$(5,555)	$11,329
General and administrative	$30,808	$(7,896)	$22,912

Expressed as a Percentage of Revenue
Gross margin	25.3%	1.9%	27.2%
Sales and marketing	5.1%	(1.7%)	3.4%
General and administrative	9.4%	(2.4%)	7.0%

	Three Months Ended
	March 31, 2025
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$248,243	$(9,398)	$238,845
Gross profit	$75,795	$9,398	$85,193
Sales and marketing	$17,786	$(7,875)	$9,911
General and administrative	$33,839	$(15,239)	$18,600

Expressed as a Percentage of Revenue
Gross margin	23.4%	2.9%	26.3%
Sales and marketing	5.5%	(2.4%)	3.1%
General and administrative	10.4%	(4.7%)	5.7%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted Earnings Per Diluted Share Calculation
The following table provides a reconciliation of net income to Adjusted Earnings Per Diluted Share for each of the periods presented:

	Three months ended
	March 31,
	2026	2025

Net Income	$24,232	$15,059
Add:
Stock-based compensation expense	19,721	32,512
Income tax effect of non-GAAP adjustment	(1,940)	(4,523)
Adjusted Net income	$42,013	$43,048

Diluted Shares	84,755,262	89,307,934
Adjusted Earnings Per Diluted Share	$0.50	$0.48

Adjusted EBITDA Calculation
The following table provides a reconciliation of net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended
	March 31,
	2026	2025

Net income	$24,232	$15,059
Add:
Depreciation and amortization	1,483	1,108
Stock‑based compensation expense	19,721	32,512
Interest and other income, net	(1,504)	(2,367)
Provision for income taxes	12,651	11,478
Adjusted EBITDA	$56,583	$57,790

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending June 30, 2026 and Year Ending December 31, 2026

	Three Months Ending June 30, 2026		Year Ending December 31, 2026
	Low	High	Low	High

Revenue	$342,000	$355,000	$1,365,000	$1,405,000
Net Income	$25,800	$28,700	$103,700	$112,300
Add:
Depreciation and amortization	2,500	2,500	11,000	11,000
Stock-based compensation expense	21,000	21,000	80,000	80,000
Interest and other income, net	(1,600)	(1,600)	(7,000)	(7,000)
Provision for income taxes	10,300	11,400	44,300	47,700
Adjusted EBITDA*	$58,000	$62,000	$232,000	$244,000

	Three Months Ending June 30, 2026		Year Ending December 31, 2026
	Low	High	Low	High

Net Income	$25,800	$28,700	$103,700	$112,300
Add:
Stock-based compensation	21,000	21,000	80,000	80,000
Income tax effect of non-GAAP adjustment	(5,300)	(5,300)	(17,000)	(17,000)
Adjusted Net income*	$41,500	$44,400	$166,700	$175,300

Diluted Shares	83,000,000	83,000,000	84,000,000	84,000,000
Adjusted Earnings Per Diluted Share	$0.50	$0.53	$1.98	$2.09

* All of the numbers in the tables above reflect our future outlook as of the date hereof.  Net income, Adjusted Net Income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.

Assisted Reproductive Technology (ART) Cycles per Unique Female Utilizer

The following tables provide historical trend and guidance assumptions for average members, female utilization rate, and ART Cycles per Unique Female Utilizer for the full year and quarterly periods presented:

						Guidance Assumptions For:
						Year Ending December 31, 2026
	Year Ending December 31,					Low End as of	High End as of
	2021	2022	2023	2024 [1]	2025 [1]	May 7, 2026[1]	May 7, 2026[1]
Average Members	2,812,000	4,349,000	5,383,000	6,104,000[1]	6,419,000[1]	6,900,000[1]	6,900,000[1]

Female Utilization Rate	1.07%	1.03%	1.09%	1.07%	1.04%[2]	1.04%	1.05%

Female Unique Utilizers	30,053	44,600	58,596	65,077	66,773[2]	72,000	72,500

ART Cycles	28,413	42,598	58,013	61,114	65,006	67,000	69,100

ART Cycles per Unique Female Utilizer	0.95	0.96	0.99	0.94	0.93	0.93	0.95

Revenue ($ in millions)	$500.6	$786.9	$1,088.6	$1,167.2	$1,288.7	$1,365.0	$1,405.0

1 Calculations for 2024, 2025, and 2026 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design.
2 Calculations exclude activity from a large client whose program discontinued for 2025, but who allowed for an extended period of transition of care for certain members during the first half of 2025.

Quarterly ART Cycles per Unique Female Utilizer

	Three Months Ending				Year Ending
	March 31,	June 30,	September 30,	December 31,	December 31,
2022	0.50	0.55	0.56	0.58	0.96

2023	0.51	0.55	0.56	0.58	0.99

2024*	0.53	0.54	0.52	0.54	0.94

2025*	0.51	0.52	0.52	0.52	0.93

2026: Low End of Guidance Range*	0.48	0.50E			0.93E

2026: High End of Guidance Range*	0.48	0.51E			0.95E

*Calculations for 2024, 2025, and 2026 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design.
E indicates the estimated value assumed.